Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2023, Broad Street Realty, Inc. (“we,” “our,” “us” or the “Company”) had one class of securities, our common stock, $0.01 par value per share (“common stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following is a description of the rights and privileges of our common stock and related provisions of our Amended and Restated Certificate of Incorporation (our “charter”), our Amended and Restated Bylaws (our “bylaws”) and applicable provisions of Delaware law. This description is qualified in its entirety by, and should be read in conjunction with, our charter and bylaws and the applicable provisions of Delaware law.

DESCRIPTION OF COMMON STOCK

General. We are authorized to issue 300,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share, of which 20,000 shares are designated as Series A preferred stock, $0.01 par value per share. Our board of directors may classify new shares of preferred stock from time to time with such designations as our board of directors approves in its sole discretion without the approval of stockholders.

Voting Rights. Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares possess the exclusive voting power. To the fullest extent permitted by law, common stockholders have no voting rights with respect to any amendment to our charter that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected series of preferred stock are entitled to vote on such amendment pursuant to our charter or the Delaware General Corporation Law (“DGCL”). Further, there is no cumulative voting in the election of directors. In a contested election of directors, directors will be elected by a plurality of the votes cast. In an uncontested election of directors, directors will be elected by a majority of the votes cast with respect to such director. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Our charter provides that any alteration, amendment or repeal of, or the adoption of any provision inconsistent with, the following provisions would require the approval of two-thirds of the shares entitled to vote thereon (voting together as one class): Article V (Amendments to the Bylaws), Article VII (Meetings of Stockholders), Article VIII (Limited Liability of Directors and Officers), Article IX (Indemnification), Article X (Exclusive Jurisdiction for Certain Actions), Article XII (Real Estate Investment Trust (“REIT”) Transfer and Stock Ownership Restrictions) and Article XIII (Amendments to the Charter). Additionally, our charter provides that stockholder-amendments to our bylaws require the approval of two-thirds of the shares entitled to vote thereon.

Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any class or series of stock having a preference over or the right to participate with the common stock with respect to the payment of dividends and other distributions in cash, stock of any corporation or property of the Company, dividends and other distributions may be declared and paid ratably on the common stock out of the assets of the Company that are by law available therefor at such times and in such amounts as our board of directors determines in its sole discretion.

Liquidation and Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company and of the preferential and other amounts, if any, to which the holders of all outstanding shares of common stock or any holders of preferred stock are entitled to receive, the remaining assets of the Company available for distribution will be distributed ratably in proportion to the number of shares held by each stockholder.

Transfer Restrictions. Our charter provides our board of directors with the authority to cause us to elect to be subject to tax as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter provides that, following an election to be taxed as a REIT for U.S. federal income tax purposes, no person may own, or be deemed to own by virtue of the attribution provisions of the Code, in excess of (i) 9.8% in value of the outstanding shares of all classes or series of our capital stock or (ii) 9.8% in value or number (whichever is more restrictive) of the outstanding shares of any class of our common stock. We refer to these restrictions as the "ownership limits." Our charter also provides that our board of directors or a committee thereof may, in its sole discretion, with respect to any person (i) exempt such person from the ownership limits and certain other REIT limits on ownership and transfer of our capital stock and (ii) establish a different limit on ownership.

Further, following an election to be taxed as a REIT for U.S. federal income tax purposes, our charter prohibits (i) any person from beneficially or constructively owning shares of our capital stock if such ownership would result in us being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year); (ii) any person from transferring shares of our capital stock if such transfer would result in shares of our capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); (iii) any person from beneficially or constructively owning shares of our capital stock if such ownership would cause us to beneficially or constructively own 9.9% or more of the ownership interests in a tenant; (iv) any person from beneficially or constructively owning shares of our capital stock if such ownership would result in us failing to qualify as a REIT; and (v) any person from beneficially or constructively owning shares of our capital stock if such ownership would result in us failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Provisions of our Charter and Bylaws and Delaware Law

Our charter and bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of us, including the following:

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Number of Directors; Vacancies. Our bylaws provide that the number of our directors may be fixed exclusively by our board of directors. Vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office and not by the stockholders. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.
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Stockholder Action; Special Meetings of Stockholders. Our charter provides that stockholders will only be able to take action at annual or special meetings of our stockholders or pursuant to a written consent meeting certain requirements described below. Special meetings of our stockholders may only be called by a majority of our board of directors. Stockholders may only take action without a meeting if (i) a consent or consents, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting and (ii) such action has been approved in advance by our board of directors and submitted by our board of directors to the stockholders for adoption thereby, acting by consent in lieu of a meeting thereof.
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Advanced Notice Requirements for Stockholder Nominations and Proposals. Our bylaws contain advance notice requirements for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings of stockholders. The advanced notice requirements may render it more difficult or discourage an attempt to obtain control of us as it would increase the amount of time necessary to propose nominees or acquisition-related proposals at an annual meeting of stockholders and thereby make any acquisition more time-consuming and less efficient than otherwise may be the case.
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No Cumulative Voting. Our charter provides that stockholders do not have a right to cumulate votes on behalf of any nominee for election to our board of directors.
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Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
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Amendments to Our Charter and Bylaws. Our charter provides that any alteration, amendment or repeal of, or the adoption of any provision inconsistent with, the following provisions would require the approval of two-thirds of the shares entitled to vote thereon (voting together as one class): Article V (Amendments to the Bylaws), Article VII (Meetings of Stockholders), Article VIII (Limited Liability of Directors and Officers), Article IX (Indemnification), Article X (Exclusive Jurisdiction for Certain Actions), Article XII (REIT Transfer and Stock Ownership Restrictions) and Article XIII (Amendments to the Charter). Additionally, our charter provides that stockholder-amendments to our bylaws require the approval of two-thirds of the shares entitled to vote thereon. These increased approval requirements may render it more difficult or discourage an attempt to obtain control of us, as the acquirer would be required to obtain a larger percentage of our voting capital stock in order to amend the bylaws without the approval of our board of directors or the foregoing provisions of the charter.

Section 203 of the DGCL prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of at least 10% of the corporation’s assets with any interested stockholder, meaning a stockholder who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of the corporation’s outstanding voting stock, unless:

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the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock owned by directors who are also officers of the corporation; or
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subsequent to such time that the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.